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                         CERTIFICATE OF INCORPORATION

                                      OF

                           CASINO PUBLISHING COMPANY

                                     *****

     1.  Name. The name of the Corporation is Casino Publishing Company.
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     2.  Registered Agent and Address. The address of its registered office in
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the State  of Delaware is 1209 Orange Street, in the City of Wilmington, County
of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

     3.  Purpose. The purpose of the Corporation is to engage in any lawful act
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or activity for which corporations may be organized under (the General
Corporation Law of Delaware.

     4. Powers and Privileges. In furtherance of the objects and purposes of
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the Corporation, the Corporation shall have all the powers and privileges granted by the General Corporation Law of Delaware, by any other law, or by this Certificate of Incorporation, including without limitation the power to borrow or raise money and otherwise contract indebtedness for any of the purposes of the Corporation; to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-nogotiable instruments and evidences of indebtedness; to secure the payment of any of the foregoing and of the interest thereon by mortgage, pledge, assignment, deed of trust or lien of or upon any or all of the property of the Corporation (real, personal or mixed), whether at the time owned or thereafter acquired; and to sell, pledge or otherwise dispose of such bonds or other obligations, of the Corporation for its corporate purposes.

     5. Capitalization. The total number of shares of stock which the
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Corporation shall have authority to issue is ten thousand (10,000) shares of common stock, having a par value of One Cent ($0.01) per share.

     6. Incorporator. The name and mailing address of the Incorporator is as follows:

          NAME                      MAILING ADDRESS
          ----                      ----------------
          Robert A. Curry          2400 First Place Tower
                                    15 East 5th Street
                                    Tulsa, Oklahoma 74103
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     7.  Board of Directors. The powers of the Incorporator shall terminate upon the election of a Board of Directors of the Corporation. The number of members of the Board of Directors of the Corporation shall be as set forth in the Bylaws.

     8.  Duration. The Corporation is to have perpetual existence.

     9. Limited Liability. The private property of the stockholders shall not be subject to the payment of corporate debts to any exent whatsoever.

     10. Authority of the Board of Directors. In furtherance and not in limitations of the powers conferred by statute, the Board of Directors of the Corporation is expressly auhorized:

               (a) To make, alter or repeal the Bylaws of the Corporation;

               (b) To authorize and cause to be exceuted mortgages and liens upon the real and personal property of the Corporation; and

               (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.

     11. General. Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     12. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the, manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     13. Compromise or Arrangement. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdication within the State of Delaware, on the application in a summary way of the Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, may order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of

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creditors, and/or of the stockholders or class of stockholders of the
Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

     14. LIABILITY OF DIRECTORS. To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article 14 shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 11th day of June, 1996.

                                          /s/ Robert A. Curry
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                                          Robert A. Curry

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